Exhibit 5.9

CONSENT OF MATTHEW COBB
CONSENT OF AUTHOR / EXPERT

I hereby consent to:

1.	the use of my name, Matthew Cobb, and reference to my name, the technical report entitled “Fortuna Silver Mines Inc: Yaramoko Gold Mine, Burkina Faso” dated effective December 31, 2022 (the “Yaramoko Report”), evaluating the Yaramoko Mine, and the information contained in the Yaramoko Report described or incorporated by reference in the Registration Statement on Form F-10 of Fortuna Mining Corp. (the “Company”), filed with the United States Securities and Exchange Commission; and

2.	the use of my name, Matthew Cobb, and reference to my name and the Yaramoko Report under the headings “Interest of Experts” and “Technical Information and Third-Party Information” in the Company’s short form base shelf prospectus dated August 29, 2025.

Dated: August 29, 2025

/s/ Matthew Cobb

Matthew Cobb, MAIG